UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2007
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

400 W. Illinois, Suite 800
Midland, Texas (Address of principal executive offices)		79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 16, 2007, Basic Energy Services, Inc. (“Basic”) notified the New York Stock Exchange that as of December 9, 2006, the first anniversary of its listing, it was not in compliance with Section 303A of the NYSE Listed Company Manual requiring a majority of independent directors and that each of its committees be composed entirely of independent directors.
     However, Basic has further informed the NYSE that it is in full compliance with such rules as of the date of its notice. Mr. H.H. Wommack was previously deemed by the board not to be independent due to his service as a current employee of a company that made payments to Basic during 2003 in excess of 2% of the company’s consolidated gross revenues, and thus per se not independent under Section 303A.02(a)(v) of the NYSE Listed Company Manual. As of January 1, 2007, the three-year test under Section 303A.02(a)(v) no longer prohibits such determination of independence. Accordingly, as of January 1, 2007, five of the current eight directors of Basic were independent in accordance with applicable NYSE and SEC rules. Mr. Wommack will continue to serve on the Compensation Committee as an independent director.
     The Nominating and Corporate Governance Committee is also currently fully independent following Steven A. Webster’s resignation dated effective as of December 8, 2006 from that committee, with Messrs. Sylvester P. Johnson, IV and Thomas P. Moore, Jr. continuing as independent members of that committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: January 19, 2007	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

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